Exhibit 10.12

CHECKPOINT THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

CHECKPOINT THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1.          Purpose. The purpose of the Checkpoint Therapeutics, Inc. Non-Employee Directors Compensation Plan is to attract, retain and compensate highly-qualified individuals who are not employees of Checkpoint Therapeutics, Inc. or any of its Subsidiaries or Affiliates for service as members of the Board by providing them with competitive compensation and an opportunity to participate in the Company’s future growth through the granting of stock-based incentive awards. The Company intends that the Plan will benefit the Company and its stockholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s stockholders.

1.2.          ELIGIBILITY. All Non-Employee Directors shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1.          DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the LTIP. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	“Annual Equity Award” means stock options, stock awards, restricted stock, restricted stock units, stock appreciation rights, or other awards based on or derived from the Stock which are authorized under this Plan for award to Non-Employee Directors under Section 6.2 of the Plan.

(b)	“Award” means any Initial Equity Award or Annual Equity Award granted to a Non-Employee Director under Article 6 of the Plan.

(c)	“Basic Cash Retainer” means the annual cash retainer (excluding any Supplemental Cash Retainer, Meeting Fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.1 hereof for service as a director of the Company, as established from time to time by the Board and set forth in Schedule I hereto.

(d)	“Company” means Checkpoint Therapeutics, Inc., a Delaware corporation.

(e)	“Initial Equity Award” means stock options, stock awards, restricted stock, restricted stock units, stock appreciation rights, or other awards based on or derived from the Stock which are authorized under this Plan for award to Non-Employee Directors under Section 6.1 of the Plan.

(f)	“LTIP” means the Checkpoint Therapeutics, Inc. Amended and Restated 2015 Incentive Plan, or any subsequent equity compensation plan approved by the Board and designated as the LTIP for purposes of this Plan.

(g)	“Meeting Fees” means fees for attending a meeting of the Board or one of its Committees as set forth in Section 5.3 hereof.

(h)	“Non-Employee Director” means a director of the Company who is not an employee of the Company or any of its Subsidiaries or Affiliates.

(i)	“Plan” means the Checkpoint Therapeutics, Inc. Non-Employee Directors Compensation Plan, as amended from time to time.

(j)	“Plan Year(s)” means the approximate twelve-month periods between annual meetings of the stockholders of the Company.

(k)	“Supplemental Cash Retainer” means the supplemental annual cash retainer (excluding Basic Cash Retainer, Meeting Fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.2 hereof for service as Chairman of the Board, Lead Director, or chair of a committee of the Board, as established from time to time by the Board and set forth in Schedule I hereto.

ARTICLE 3

ADMINISTRATION

3.1.          ADMINISTRATION. The Plan shall be administered by the Board, or, at the discretion of the Board from time to time, the Plan may be administered by a committee of the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board. To the extent the Board has delegated any authority and responsibility under this Plan to a committee of the Board, such committee shall have the powers and protections of the Board hereunder, and any reference herein to the Board (other than in this Section 4.1) shall include such committee. To the extent any action of the Board under the Plan conflicts with actions taken by such committee, the actions of the Board shall control.

3.2.          RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan.

3.3.          INDEMNIFICATION. Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of the Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification.

ARTICLE 4

SHARES

4.1.          SOURCE OF SHARES FOR THE PLAN. The Awards and shares of Stock that may be issued pursuant to the Plan shall be issued under the LTIP, subject to all of the terms and conditions of the LTIP, including but not limited to Section 5.1 of the LTIP, which provides that the maximum aggregate number of Shares associated with any Award granted under this Plan in any calendar year to any one Non-Employee Director shall be 100,000 Shares. The terms contained in the LTIP are incorporated into and made a part of this Plan with respect to Awards granted pursuant hereto, and any such Awards shall be governed by and construed in accordance with the LTIP. In the event of any actual or alleged conflict between the provisions of the LTIP and the provisions of this Plan, the provisions of the LTIP shall be controlling and determinative. The Plan is considered to be and shall be operated as a subplan of the LTIP, and does not constitute a separate source of shares for the grant of the Awards provided herein.

ARTICLE 5

CASH COMPENSATION

5.1.          BASIC CASH RETAINER. Each Non-Employee Director shall be paid a Basic Cash Retainer for service as a director during each Plan Year, payable in advance, on the first business day following each annual meeting of stockholders. The amount of the Basic Cash Retainer shall be established from time to time by the Board. The amount of the Basic Cash Retainer is set forth in Schedule I, as amended from time to time by the Board. Each person who first becomes an Non-Employee Director on a date other than an annual meeting date shall be paid a pro rata amount of the Basic Cash Retainer for that Plan Year to reflect the actual number of days served in the Plan Year.

5.2.          SUPPLEMENTAL CASH RETAINER. The Chairman of the Board, Lead Director, and chairs of each committee of the Board may be paid a Supplemental Cash Retainer during a Plan Year, payable at the same times as installments of the Basic Cash Retainer are paid. The amount of the Supplemental Cash Retainers shall be established from time to time by the Board, and shall be set forth in Schedule I, as amended from time to time by the Board. A pro rata Supplemental Cash Retainer will be paid to any Non-Employee Director who is elected by the Board to a position eligible for a Supplemental Cash Retainer on a date other than the beginning of a Plan Year, to reflect the actual number of days served in such eligible capacity during the Plan Year.

5.3.          MEETING FEES. Each Non-Employee Director may be paid a fee for each meeting of the Board or committee thereof in which he or she participates. The amount of the fees, if any, shall be established from time to time by the Board and shall be set forth in Schedule I, as amended from time to time by the Board. For purposes of this provision, casual or unscheduled conferences among directors shall not constitute an official meeting.

5.4.          EXPENSE REIMBURSEMENT. All Non-Employee Directors shall be reimbursed for reasonable travel and out-of-pocket expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer, Chairman of the Board, or Lead Director requests the director to participate.

ARTICLE 6

EQUITY AWARDS

6.1           INITIAL EQUITY AWARD. Subject to share availability under the LTIP, on the first date a Non-Employee Director is initially elected or appointed to the Board, he or she shall be granted an Initial Equity Award. The Initial Equity Award is set forth in Schedule I, as amended from time to time by the Board. Such Initial Equity Award shall be subject to the terms and restrictions described in Schedule I and below in this Article 6.

6.2           ANNUAL EQUITY AWARD. Subject to share availability under the LTIP, on the day following each annual meeting of the Company’s stockholders, each Non-Employee Director serving as such on that date (other than a director who first became a Non-Employee Director at the stockholders meeting held on the previous day) shall be granted an Annual Equity Award. The Annual Equity Award is set forth in Schedule I, as amended from time to time by the Board. Such Annual Equity Award shall be subject to the terms and restrictions described in Schedule I and below in this Article 6.

6.3           TERMS AND CONDITIONS OF AWARDS. Awards granted under this Article 6 shall be subject to the terms and conditions described below and in the LTIP.

(a)	Vesting. Each Award granted under this Plan shall vest as provided in Schedule I, as amended from time to time by the Board; provided, however, that each Award shall become fully vested upon the occurrence of a Change of Control.

(b)	Effect of Termination of Directorship. Upon termination of a Non-Employee Director’s membership on the Board for any reason (including without limitation, by reason of death, Disability, retirement or failure to be re-nominated or re-elected as a director), the Non-Employee Director shall forfeit all of his or her right, title and interest in and to any unvested portion of the Initial Equity Award or Annual Equity Award, as the case may be.

(c)	Award Certificates. All Awards shall be evidenced by a written Award Certificate between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan or the LTIP, as may be specified by the Board.

6.4           ADJUSTMENTS. The adjustment provisions of the LTIP shall apply with respect to Awards granted pursuant to this Plan. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in shares of Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares of Stock, the number of Awards to be granted to Non-Employee Directors in accordance with Article 6 hereof shall be adjusted proportionately and the shares of Stock then subject to each Award shall automatically be adjusted proportionately without any change in the aggregate purchase price therefore.

ARTICLE 7

Amendment, Modification and Termination

7.1.          AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Stock is listed or traded, then such amendment shall be subject to stockholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of stockholders of the Company for any reason.

ARTICLE 8

General Provisions

8.1.          EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

8.2.          EFFECTIVE DATE AND DURATION OF THE PLAN. The Plan shall be effective as of the date it is approved by the Board. The Plan shall remain in effect until terminated by the Board.

CHECKPOINT THERAPEUTICS, Inc.

By:	/s/ James F. Oliviero, President & CEO

SCHEDULE I

Effective as of January 8, 2016

The following shall remain in effect until changed by the Board:

Basic Cash Retainer:	$50,000, paid quarterly in advance ($12,500 per quarter).
Supplemental Cash Retainer for Audit Chair:	$10,000, paid quarterly in advance ($2,500 per quarter).
Initial Equity Award:

50,000 shares of Restricted Stock, which shares shall vest and become non-forfeitable in equal annual installments over three years, beginning on the third (3rd) anniversary of the Grant Date, subject to the Non-Employee Director’s continued service on the Board on such date.

Annual Equity Award:

The greater of (i) a number of shares of Restricted Stock having a fair market value on the Grant Date of $50,000, or (ii) 10,000 shares of Restricted Stock, which shares shall vest and become non-forfeitable on the third (3rd) anniversary of the Grant Date, subject to the Non-Employee Director’s continued service on the Board on such date.

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